UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM U-3A-2

STATEMENT BY HOLDING COMPANY CLAIMING EXEMPTION

UNDER RULE U-3A-2 FROM THE PROVISIONS OF THE

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Dynegy Inc. hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption pursuant to Rule 2 from the provisions of the Public Utility Holding Company Act of 1935 (the “Act”), except section 9(a)(2) of the Act, by operation of section 3(a)(1) of the Act, 15 U.S.C. ss. 79c(a)(1), and submits the following information:

1.	Name, state of organization, location, nature of business of Claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which Claimant directly or indirectly holds an interest.

See attached Appendix I.

2.	A brief description of the properties of Claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which Claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of the State.

Claimant

Claimant, through its wholly owned subsidiary Illinova Corporation, an Illinois corporation and a public utility holding company (“Illinova”), owns public utility companies or public utility assets as defined under the Act. All of Claimant’s activities as a holding company as defined within section 2(a)(7) of the Act pertain to Illinois public utility operations — the public utility operations conducted by a subsidiary of Illinova pursuant to its exemption under section 3(a)(1) of the Act. All of Claimant’s public utility assets are located in the State of Illinois. Claimant also owns various non-public utility generating facilities, including some facilities located in the State of Illinois, the electric energy generated by which generally is sold pursuant to third-party contracts or otherwise into the wholesale market.

Illinova

Illinova, through one of its subsidiaries, owns public utility companies or public utility assets as defined under the Act. Illinova is exempt from all provisions of the Act except section 9(a)(2) by virtue of section 3(a)(1) of the Act. Illinova and the public utility subsidiary company from which it derived a material part of its income in the calendar year 2003 are predominantly intrastate in character and conduct their business substantially within the State of Illinois; Illinova Corporation, HCAR No. 8305 (May 18, 1994) (approving formation of Illinova and exemption under section 3(a)(1) of the Act). All of Illinova’s public utility assets are located in the State of Illinois.

One wholly owned subsidiary of Illinova operated as a public utility company or owned public utility assets during all or part of the calendar year 2003 — Illinois Power Company, an Illinois corporation (“Illinois Power”).

Illinois Power is a wholly owned subsidiary of Illinova. Illinois Power is an electric and natural gas public utility company that owns electric generation, transmission and distribution facilities and natural gas distribution facilities located in the State of Illinois. Illinois Power provides retail electric service and retail natural gas service to customers located throughout Illinois. Illinois Power’s retail operations are subject to the jurisdiction of the Illinois Commerce Commission and its wholesale sales of electricity are subject to the jurisdiction of the Federal Energy Regulatory Commission. Illinois Power also owns approximately 1,672 miles of transmission facilities located in the State of Illinois. These facilities are interconnected with several electrical utility companies in the midwestern region of the United States. Illinois Power also owns a fifty percent (50%) interest in three diesel combustion turbines with a combined net capacity of 5.25 MW located in Bloomington, Illinois. These three turbines are occasionally utilized for peaking power by Illinois Power.

In February 2004, the Claimant entered into an agreement to sell Illinois Power and its 20% interest in the Joppa power generation facility to Ameren Corp. The transaction is expected to close by the end of 2004, subject to the receipt of required regulatory approvals and other conditions.

3.	The following information for the last calendar year with respect to Claimant and each of its subsidiary public utility companies.

(a)	Number of Kwh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

Illinois Power had electric energy sales (at retail or wholesale) of approximately 18,601,000,000 Kwh and distributed approximately 55,200,000 Mcf. of natural gas at retail.

(b)	Number of Kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the state in which each such company is organized.

Illinois Power did not distribute electrical energy or natural or manufactured gas at retail outside the State of Illinois.

(c)	Number of Kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the state in which each such company is organized or at the state line.

Illinois Power sold approximately 1,413,034 Kwh of electric energy at wholesale outside the State of Illinois. Illinois Power had no sales of natural or manufactured gas at wholesale outside the State of Illinois.

(d)	Number of Kwh. of electric energy and Mcf. of natural or manufactured gas purchased at wholesale outside the state in which each such company is organized or at the state line.

Illinois Power purchased approximately 1,404,015 Kwh of electric energy at wholesale outside the State of Illinois. Illinois Power purchased approximately 53,024,000 Mcf of natural or manufactured gas at wholesale outside the State of Illinois.

4.	The following information for the reporting period with respect to Claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

(a)	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

(b)	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

(c)	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company. For purposes of this Form U-3A-2, capital invested reflects property, plant and equipment prior to subtracting depreciation for all facilities owned, operated or under construction by Claimant. Amounts reflect those associated with Claimant’s economic interest in the EWG or foreign utility company. Also for purposes of this Form U-3A-2, amounts listed opposite the heading “other obligations” include letters of credit posted, directly or indirectly, by the holding company claiming exemption for the benefit of the EWG or foreign utility company.

(d)	Capitalization and earnings of the EWG or foreign utility company during the reporting period. For purposes of this Form U-3A-2, capitalization represents capital invested by Claimant for 2003 less capital invested by Claimant for 2002. Amounts reflect those associated with Claimant’s economic interest in the EWG or foreign utility company.

(e)	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

Dynegy Holdings Inc., a Delaware corporation and wholly owned subsidiary of Claimant (“Dynegy Holdings”), and Illinova Generating Company, an Illinois corporation and wholly owned subsidiary of Illinova (“Illinova Generating”), own direct or indirect interests in the following EWGs and foreign utility companies, as more fully set forth below:/1/

/1/	All entities owned by claimant that achieved EWG status during the year 2003 are listed herein and the information provided for each such entity is not prorated from the effective date of EWG status.

4.1	Bluegrass Generation Company, L.L.C., LaGrange, Kentucky

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Bluegrass Generation Company, L.L.C.
Address:	Attn: Business Manager 1000 Louisiana Suite 5800 Houston, TX 77002
Location:	3095 Commerce Parkway LaGrange, KY 40031
Facility:	495 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Bluegrass Generation Company, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Bluegrass Generation, Inc., a Delaware corporation. Bluegrass Generation, Inc. owns 100% directly of Bluegrass Generation Company, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested: Guarantee: Other Obligations :	Approximately US $195,626,890 None None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $1,615,416
Earnings:	Approximately US $(7,685,637)

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas with Dynegy Marketing and Trade dated February 1, 2002, which provides for the purchase and sale of gas on a firm or interruptible basis. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated February 1, 2002, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis. The EWG entered into the following agreements, each dated July 15, 2002: (i) an Energy Management Agreement with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc. regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed, (ii) a Long-Term Maintenance and Parts Agreement with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices, (iii) an Operation Maintenance Agreement with Dynegy Operating Company to receive services for operating, repairing and maintaining the facility for a fee, and (iv) an Administrative Services Agreement with Dynegy Power Management Services, L.P. for business management and accounting services for a fee.

4.2	Cabrillo Power I LLC, Carlsbad, California

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Cabrillo Power I LLC
Address:	Attn: Business Manager 1000 Louisiana

Suite 5800 Houston, TX 77002
Location:	4600 Carlsbad Boulevard Carlsbad, CA 92008
Facility:	970 MW (nominal) natural gas and/or fuel-oil fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of Cabrillo Power I LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of DPC II Inc., a Delaware corporation. DPC II Inc. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns 100% directly of Cabrillo Power I LLC.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $202,188,968
Guarantee:	Approximately US $7,500,000, subject to setoff rights and reimbursement rights
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $6,523,285
Earnings:	Approximately US $117,621,523

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Dynegy Marketing and Trade dated May 20, 1999 and a Natural Gas Sales Agreement with Dynegy Marketing and Trade dated May 20, 1999 regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy managed and volume of gas delivered. The EWG entered into an Administrative Services Agreement with West Coast Power LLC dated June 30, 1999 which provides for business management and accounting services for a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses. The EWG entered into an ISDA Master Agreement with Dynegy Marketing and Trade dated May 20, 1999, regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated June 1, 2001, which provides for the purchase and sale of electric capacity or energy on firm or interruptible basis.

4.3	Cabrillo Power II LLC, Southern California (multiple locations)

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Cabrillo Power II LLC
Address:	Attn: Business Manager
1000 Louisiana
Suite 5800
Houston, TX 77002

Locations and Facilities:

(i)	Division Street Combustion Turbine

3200 Harbor Drive

San Diego, CA 92113

Facility: 13 MW fuel-oil fired peaking facility

(ii)	El Cajon Combustion Turbine

800 West Main Street

El Cajon, CA 92020

Facility: 13 MW (nominal) natural gas and/or fuel-oil fired peaking facility

(iii)	Kearny Combustion Turbines-Kearny Unit One

5460 Overland Road

San Diego, CA 92123

Facility: 15 MW (nominal) natural gas and/or fuel-oil fired peaking facility

(iv)	Kearny Combustion Turbines-Kearny Power Block Two and Kearny Power Block Three

5459 Complex Street

San Diego, CA 92123

Facility: 112 MW (nominal) natural gas and/or fuel-oil fired peaking facility

(v)	Miramar Combustion Turbines

6897 Consolidated Way

San Diego, CA 92121

Facility: 33 MW (nominal) natural gas and/or fuel-oil fired peaking facility

(vi)	Naval Station Combustion Turbine

U.S. Naval Station, Building 3247

Surface Navy Boulevard

San Diego, CA 92136

Facility: 20 MW (nominal) natural gas and/or fuel-oil fired peaking facility

(vii)	Naval Training Center Combustion Turbine

U.S. Marine Corps Recruit Depot

Building 566, Neville Road

San Diego, CA 92133

Facility: 13 MW (nominal) natural gas and/or fuel-oil fired peaking facility

(viii)	North Island Combustion Turbine (Unit One and Two)

North Island Naval Air Station, Building 370

Rogers Street and Quay Road

Coronado, CA 92135

Facility: 34 MW (nominal) natural gas and/or fuel-oil fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of Cabrillo Power II LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of DPC II Inc., a Delaware corporation. DPC II Inc. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns 100% directly of Cabrillo Power II LLC.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $37,711,486
Guarantee:	Approximately US $7,500,000, subject to setoff rights and reimbursement rights
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $2,336,194
Earnings:	Approximately US $(5,018,743)

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Dynegy Marketing and Trade dated May 20, 1999 and a Natural Gas Sales Agreement with Dynegy Marketing and Trade dated May 20, 1999 regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy managed and volume of gas delivered. The EWG entered into an Administrative Services Agreement with West Coast Power LLC dated June 30, 1999 for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses. The EWG entered into an ISDA Master Agreement with Dynegy Marketing and Trade dated May 20, 1999, regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated June 1, 2001, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis.

4.4	Calcasieu Power, LLC, Sulphur, Louisiana

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Calcasieu Power, LLC
Address:	Attn: Business Manager
1000 Louisiana
Suite 5800
Houston, TX 77002
Location:	1519 Davison Road
Sulphur, LA 70665
Facility:	320 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Calcasieu Power, LLC a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Calcasieu Power, Inc., a Delaware corporation and Parish Power, Inc., a Delaware corporation. Calcasieu Power, Inc. owns 99% directly of Calcasieu Power, LLC and Parish Power, Inc. owns 1% directly of Calcasieu Power, LLC.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $112,655,870
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $(919,625)
Earnings:	Approximately US $(4,287,963)

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

The EWG entered into an Energy Management Agreement dated July 1, 2001 with Dynegy Power Marketing, Inc. and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into the following agreements, each dated July 15, 2002: (i) an Administrative Services Agreement with Dynegy Power Management Services, L.P. for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and costs and expenses, (ii) a Long-Term Maintenance and Parts Agreement with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices, and (iii) an Operation and Maintenance Agreement with Dynegy Operating Company, to receive services for operating, repairing and maintaining the facility for a fixed monthly fee and a performance bonus, reviewed and adjusted on an annual basis. The EWG entered into a Power Purchase Agreement with Dynegy Power Marketing, Inc. dated May 25, 2000 pursuant to which Dynegy Power Marketing, Inc. purchases electric energy and related products from the EWG at contractually agreed prices.

4.5	Commonwealth Atlantic Limited Partnership, Fairfax, Virginia

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Commonwealth Atlantic Limited Partnership
Address::	Attn: Chickahominy River Energy Corp.,
Managing General Partner
2500 Fair Lakes Circle,
Suite 200
Fairfax, VA 22033
Location:	2837 South Military Highway
Chesapeake, VA 23323
Facility:	344 MW (nominal) natural gas and/or fuel-oil fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of Commonwealth Atlantic Limited Partnership, a Virginia limited partnership. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of James River Energy Corp., a Virginia corporation. James River Energy Corp. owns 50% of Commonwealth Atlantic Limited Partnership.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $63,408,444
Guarantee:	Approximately US $2,000,000 (Parent Guarantee)
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $3,023
Earnings:	Approximately US $(886,272)

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

None

4.6	Dynegy Danskammer, L.L.C., Newburgh, New York

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Dynegy Danskammer, L.L.C.
Address:	Attn: Business Manager
1000 Louisiana
Suite 5800
Houston, TX 77002
Location:	994 River Road
Newburgh, NY 12550
Facility:	128 MW (nominal) natural gas and/or fuel-oil fired peaking facility
370 MW (nominal) coal and/or natural gas fired base load facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Dynegy Danskammer, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dynegy Northeast Generation, Inc., a Delaware corporation. Dynegy Northeast Generation, Inc. owns 100% directly of Hudson Power, L.L.C., a Delaware limited liability company. Hudson Power, L.L.C. owns 100% directly of Dynegy Danskammer, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $413,045,283
Guarantee:	Approximately US $325,206,700
Other Obligations:	Approximately US $7,000,000 (Letter of Credit)

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $15,381,273
Earnings:	Approximately US $(111,043,044)

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into a Coal Agency Agreement dated January 21, 2001 with Dynegy Coal Trading & Transportation, L.L.C. pursuant to which Dynegy Coal Trading & Transportation, L.L.C. negotiates all purchases and deliveries of coal used by the EWG in the generation of electricity. A management fee per ton delivered is assessed as compensation for this service.

The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas dated April 1, 2001 with Dynegy Marketing and Trade pursuant to which the EWG purchases at contractually agreed rates and receives from Dynegy Marketing and Trade gas used by the EWG to generate electricity.

The EWG entered into a Power Purchase and Sale Agreement dated December 16, 2000 with Dynegy Power Marketing, Inc. pursuant to which Dynegy Power Marketing, Inc. purchases electric energy and related products from the EWG at contractually agreed prices.

The EWG entered into a Energy Management Agreement with Dynegy Marketing and Trade, Dynegy Power Marketing, Inc., and Dynegy Coal Trading & Transportation, L.L.C. dated January 31, 2001 whereby the EWG has appointed Dynegy Marketing and Trade, Dynegy Power Marketing, Inc. and Dynegy Coal Trading & Transportation, L.L.C. to manage the dispatch of electric energy, capacity and related products from the EWG and the delivery of natural gas and other fuel required by the EWG.

4.7	Dynegy Midwest Generation, Inc., Illinois (multiple locations)

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Dynegy Midwest Generation, Inc.
Address:	Attention: Business Manager
1000 Louisiana
Suite 5800
Houston, TX 77002

Locations and Facilities:

(i)	Hennepin Power Station

R.R. #1, Box 200AA

Power Plant Road

Hennepin, IL 61327

Facility: 265 MW (nominal) coal fired base load facility

(ii)	Oglesby Gas Turbine Plant

State Highway 351

Oglesby, IL 61348

Facility: 54 MW (nominal) natural gas fired peaking facility

(iii)	Wood River Power Station

#1 Chessen Lane

Alton, IL 62002

Facility: 546 MW (nominal) coal/natural gas fired base load and peaking facility

(iv)	Stallings Gas Turbine Plant

State Highway 162

Granite City, IL 62040

Facility: 82 MW (nominal) natural gas fired peaking facility

(v)	Baldwin Power Station

10901 Baldwin Road, Box 146

Baldwin, IL 62217

Facility: 1,761 MW (nominal) coal fired base load facility

(vi)	Havana Power Station

15260 N State Route 78

Havana, IL 62644

Facility: 683 MW (nominal) coal fired base load and fuel oil peaking facility

(vii)	Vermilion Power Station

County Road 2150N

Oakwood, IL 61858

Facility: 191 MW (nominal) coal/natural gas base load and fuel oil fired peaking facility

(viii)	Tilton Gas Turbine Plant

80 W First Street

Tilton, IL 61833

Facility: 176 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Dynegy Midwest Generation, Inc., an Illinois corporation. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Catlin Member, Inc., a Delaware corporation. Dynegy Catlin Member, Inc. owns 100% directly of Dynegy Midwest Generation, Inc.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $3,492,279,857
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $151,111,151
Earnings:	Approximately US $(39,188,758)

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

The EWG entered into a Coal Purchase and Sales Agreement with Dynegy Coal Trading & Transportation, L.L.C. dated effective January 1, 2000 for the purchase of all of the EWG’s requirements for coal at pre-determined prices on a Btu basis. The EWG entered into a Fuel Oil Purchase and Sales Agreement with Dynegy Coal Trading & Transportation, L.L.C. dated effective January 1, 2000 for the purchase of all of the EWG’s requirements for fuel oil on a cost plus basis plus a predetermined fee. EWG entered into a Swap Agreement with Dynegy Holdings Inc. dated effective June 29, 2000 whereby Dynegy Holdings Inc. agreed to assume certain interest rate risk of the EWG in exchange for payment by the EWG of a percentage of certain outstanding advanced amounts. The EWG is a party to a Power Purchase Agreement with Illinois Power, dated as of October 1, 1999, pursuant to which Illinois Power is entitled to certain levels of capacity of energy at stated prices. The EWG entered into a Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated January 1, 2000 pursuant to which Dynegy Power Marketing, Inc. purchases electric energy and related products from the EWG at contractually stipulated prices. The EWG entered into an Energy Management Agreement with Dynegy Power Marketing, Inc, Dynegy Marketing and Trade, Dynegy Coal Trading & Transportation, L.L.C. dated January 1, 2000 whereby the EWG has appointed Dynegy Power Marketing, Inc, Dynegy Marketing and Trade, Dynegy Coal Trading & Transportation, L.L.C. to manage the dispatch of electric energy, capacity and related products from the EWG and the delivery of natural gas and other fuel required by the EWG. The EWG entered into a Natural Gas Sales Agreement with Dynegy Marketing and Trade dated January 1, 2000 for the purchase and delivery of natural gas required to fuel the EWG.

4.8	Dynegy Roseton, L.L.C., Newburgh, New York

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Dynegy Roseton, L.L.C.
Address:	Attn: Business Manager
1000 Louisiana
Suite 5800
Houston, TX 77002
Location:	992 River Road
Newburgh, NY 12550
Facility:	1,210 MW (nominal) natural gas and/or fuel-oil fired intermediate facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Dynegy Roseton, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dynegy Northeast Generation, Inc., a Delaware corporation. Dynegy Northeast Generation, Inc. owns 100% directly of Hudson Power, L.L.C., a Delaware limited liability company. Hudson Power, L.L.C. owns 100% directly of Dynegy Roseton, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $703,987,438
Guarantee:	Approximately US $671,550,700
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $1,808,613
Earnings:	Approximately US $(269,884,838)

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into a Fuel Oil Agency Agreement dated January 31, 2001 with Dynegy Marketing and Trade pursuant to which Dynegy Marketing and Trade negotiates all purchases and deliveries of fuel oil used by the EWG in the generation of electricity. A management fee per barrel delivered is assessed as compensation for this service.

The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas dated April 1, 2001 with Dynegy Marketing and Trade pursuant to which the EWG purchases at contractually agreed rates and receives from Dynegy Marketing and Trade gas used by the EWG to generate electricity.

The EWG entered into a Power Purchase and Sale Agreement January 30, 2001 with Dynegy Power Marketing, Inc. pursuant to which Dynegy Power Marketing, Inc. purchases electric energy and related products from the EWG at contractually agreed prices.

The EWG entered into a Energy Management Agreement with Dynegy Marketing and Trade, and Dynegy Power Marketing, Inc., dated January 31, 2001 whereby the EWG appointed Dynegy Marketing and Trade and Dynegy Power Marketing, Inc. to manage the dispatch of electric energy, capacity and related products from the EWG and the delivery of natural gas and other fuel required by the EWG.

4.9	El Segundo Power, LLC, El Segundo, California

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	El Segundo Power, LLC
Address:	Attn: Business Manager
1000 Louisiana
Suite 5800
Houston, TX 77002
Location:	01 Vista Del Mar
El Segundo, CA 90245
Facility:	670 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of El Segundo Power, LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of DPC II Inc., a Delaware corporation. DPC II Inc. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns l00% directly of El Segundo Power, LLC.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $50,385,169
Guarantee:	Approximately US $7,500,000, subject to setoff rights and reimbursement rights
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $2,073,088
Earnings:	Approximately US $10,814,752

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and National Gas Clearinghouse (now known as Dynegy Marketing and Trade) regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a ISDA Master Swap Agreement with Natural Gas Clearinghouse, now known as Dynegy Marketing and Trade, regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into an Administrative Services Agreement with West Coast Power LLC dated June 30, 1999 for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses. The EWG entered into a Natural Gas Sales Agreement and Power Purchase Agreement with Natural Gas Clearinghouse (now known as Dynegy Marketing and Trade) and Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) dated March 31, 1998 for the sale and purchase of natural gas on a firm basis for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated June 1, 2001, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis.

4.10	Foothills Generating, L.L.C., Lawrence County, Kentucky

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Foothills Generating, L.L.C.
Address:	Attn: Business Manager
1000 Louisiana
Suite 5800
Houston, TX 77002
Location:	Route 2, Box 296
Catlettsburg, KY 41129
Facility:	330 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Foothills Generating, L.L.C., a Delaware limited liability company. Claimant owns 100%

directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Foothills Generation, Inc., a Delaware corporation. Foothills Generation, Inc. owns 100% directly of Foothills Generating, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $133,892,356
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $37,077
Earnings:	Approximately US $(4,353,850)

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into an Energy Management Agreement dated July 2, 2001 with Dynegy Power Marketing, Inc. and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Administrative Services Agreement dated July 2, 2001 with Dynegy Power Management Services, L.P. for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and costs and expenses. The EWG entered into a Long-Term Maintenance and Parts agreement dated July 2, 2001 with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices. The EWG entered into an Operation and Maintenance Agreement dated July 2, 2001 with Dynegy Operating Company, to receive services for operating, repairing and maintaining the facility for a fixed monthly fee and a performance bonus, reviewed and adjusted on an annual basis. The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas with Dynegy Marketing and Trade dated February 1, 2002, which provides for the purchase and sale of gas on a firm or interruptible basis. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated February 1, 2002, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis.

4.11	Hartwell Energy Limited Partnership, Hartwell, Georgia

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Hartwell Energy Limited Partnership
Address:	Attn: Managing General Partner
ANP Hartwell Energy Company
10000 Memorial Drive, Suite 500
Houston, Texas 77024
Location:	415 Smith-McGee Highway
Hartwell, Georgia 30643
Facility:	300 MW (nominal) natural gas peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of Hartwell Energy Limited Partnership, a Delaware limited partnership. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Hartwell Independent Power Partners, Inc., a Delaware corporation, Hart County IPP, Inc., a Delaware corporation, and Hartwell Power Company, a Delaware corporation. Hartwell Independent Power Partners, Inc. owns 1% directly of Hartwell Energy Limited Partnership. Hart County IPP, Inc. owns 49% directly of Hartwell Energy Limited Partnership. Hartwell Power Company owns a de minimus interest in Hartwell Energy Limited Partnership.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $76,507,158
Guarantee:	None
Other Obligations:	Approximately US $2,250,000 (letter of credit)

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $563,410
Earnings:	Approximately US $3,593,627

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into a five-year Operation and Maintenance Agreement with Dynegy Operating Company effective April 8, 1999 to operate, maintain and provide scheduled maintenance and inspections for the EWG’s electric generating facility at a fixed fee per year. The fee shall be adjusted annually based on inflation.

4.12	Heard County Power, L.L.C., Franklin, Georgia

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Heard County Power, L.L.C.
Address:	Attn: Business Manager
1000 Louisiana, Suite 5800
Houston, TX 77002
Location:	624 Hawk Road
Franklin, GA 30217
Facility:	495 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Heard County Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Georgia Mercantile Power, Inc., a Delaware corporation. Georgia Mercantile Power, Inc. owns 100% directly of Heard County Power, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $174,662,272
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $(2,329,353)
Earnings:	Approximately US $(8,336,047)

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas with Dynegy Marketing and Trade dated November 1, 2001, which provides for the purchase and sale of gas on a firm or interruptible basis. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated April 1, 2001, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis. The EWG entered into the following agreements, each dated July 15, 2002: (i) an Energy Management Agreement with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc. regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed, (ii) a Long-Term Maintenance and Parts Agreement with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices, (iii) an Operation and Maintenance Agreement with Dynegy Operating Company to receive services for operating, repairing and maintaining the facility for a fee, and (iv) an Administrative Services Agreement with Dynegy Power Management Services, L.P. for business management and accounting services for a fee.

4.13	Long Beach Generation, LLC, Long Beach, California

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Long Beach Generation LLC
Address:	Attn: Business Manager
1000 Louisiana, Suite 5800
Houston, TX 77002
Location:	665 West Seaside Boulevard Terminal Island
Long Beach, CA 90802
Facility:	470 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of Long Beach Generation LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of DPC II Inc., a Delaware corporation. DPC II Inc. owns 50% directly of WCP (Generation) Holdings LLC, a Delaware limited liability company. WCP (Generation) Holdings LLC owns 100% directly of West Coast Power LLC, a Delaware limited liability company. West Coast Power LLC owns l00% directly of Long Beach Generation LLC.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $14,981,550
Guarantee:	Approximately US $7,500,000, subject to
setoff rights and reimbursement rights
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $(77,746)
Earnings:	Approximately US $(5,246,215)

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

The EWG entered into an Energy Management Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) and Natural Gas Clearinghouse (now known as Dynegy Marketing and Trade) regarding wholesale management and marketing of electrical energy and volume of gas managed for fees based upon percentages of revenues and volumes of energy sales. The EWG entered into a ISDA Master Swap Agreement with Natural Gas Clearinghouse regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive. The EWG entered into an Administrative Services Agreement with West Coast Power LLC. dated June 30, 1999, for business management and accounting services for a fee equal to the sum of hourly labor costs, an agreed profit margin, and cost and expenses. The EWG entered into a Natural Gas Sales Agreement and Power Purchase Agreement with Natural Gas Clearinghouse (now known as Dynegy Marketing and Trade) and Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) dated March 31, 1998 for the sale and purchase of natural gas on a firm basis, for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated June 1, 2001, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis.

4.14	Renaissance Power, L.L.C., Carson City, Michigan

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Renaissance Power, L.L.C.
Address:	Attn: Business Manager
1000 Louisiana, Suite 5800
Houston, TX 77002
Location:	950 North Division
Carson City, MI 48811
Facility:	660 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Renaissance Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dynegy Renaissance Power, Inc., a Delaware corporation. Dynegy Renaissance Power, Inc. owns 100% directly of Renaissance Power, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $254,643,849
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $(669,514)
Earnings:	Approximately US $841,090

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas with Dynegy Marketing and Trade dated February 1, 2002, which provides for the purchase and sale of gas on a firm or interruptible basis. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated February 1, 2002, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis. The EWG entered into an Energy Management Agreement dated July 15, 2002 with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc. regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into the following agreements, each dated July 15, 2002: (i) a Long-Term Maintenance and Parts Agreement with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices, (ii) an Operation and Maintenance Agreement with Dynegy Operating Company, to receive services for operating, repairing and maintaining the facility for a fee, and (iii) an Administrative Services Agreement with Dynegy Power Management Services, L.P. for business management and accounting services for a fee.

4.15	Riverside Generating Company, L.L.C., Lawrence County, Kentucky

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Riverside Generating Company, L.L.C.
Address:	Attn: Business Manager
1000 Louisiana, Suite 5800
Houston, TX 77002
Location:	Route 2, Box 296
Catlettsburg, KY 41129
Facility:	495 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Riverside Generating Company, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Riverside Generation, Inc., a Delaware corporation. Riverside Generation, Inc. owns 100% directly of Riverside Generating Company, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $177,034,849
Guarantee:	Approximately US $184,017,949
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $(1,988,082)
Earnings:	Approximately US $(12,278,362)

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas with Dynegy Marketing and Trade dated November 1, 2001, which provides for the purchase and sale of gas on a firm or interruptible basis. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated April 1, 2001, which provides for the purchase and sale of electric capacity or energy on a firm or interruptible basis. The EWG entered into the following agreements, each dated July 2, 2001: (i) an Energy Management Agreement with Dynegy Power Marketing, Inc. and Dynegy Marketing and Trade regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed, (ii) an Administrative Services Agreement with Dynegy Power Management Services, L.P. for business management and accounting services at a fee equal to the sum of hourly labor costs, an agreed profit margin, and costs and expenses, (iii) a Long-Term Maintenance and Parts Agreement with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices, and (iv) an Operation and Maintenance Agreement with Dynegy Operating Company, to receive services for operating, repairing and maintaining the facility for a fixed monthly fee and a performance bonus, reviewed and adjusted on an annual basis.

4.16	Rockingham Power, L.L.C., Reidsville, North Carolina

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Rockingham Power, L.L.C.
Address:	Attn: Business Manager

1000 Louisiana, Suite 5800
Houston, TX 77002
Location:	240 Ernest Drive
Reidsville, NC 27320
Facility:	825 MW (nominal) natural gas and/or fuel-oil fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Rockingham Power, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Dry Creek Power, Inc., a Delaware corporation. Dry Creek Power, Inc. owns 100% directly Rockingham Power, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $240,339,500
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $(3,130,706)
Earnings:	Approximately US $12,394,058

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

The EWG entered into a Power Purchase Agreement with Dynegy Power Marketing, Inc. dated as of June 30, 2000 regarding wholesale sales of electrical energy, with the EWG’s revenues based upon the pass through of prices paid by third parties to Dynegy Power Marketing, Inc. The EWG entered into a Base Contract For Short-Term Sales and Purchase of Natural Gas with Dynegy Marketing and Trade dated April 1, 2000 regarding natural gas services for fees which vary monthly based on the volume of gas delivered. The EWG entered into an Energy Management Agreement with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc. dated July 15, 2002 regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a Long-Term Maintenance and Parts Agreement with Dynegy Parts and Technical Services, Inc. dated July 15, 2002 regarding the purchase and sale of certain parts and services at negotiated prices. The EWG entered into an Operation and Maintenance Agreement with Dynegy Operating Company dated July 15, 2002, to receive services for operating, repairing and maintaining the facility for a fee. The EWG entered into an Administrative Services Agreement with Dynegy Power Management Services, L.P. on July 15, 2002 for business management and accounting services for a fee.

4.17	Rocky Road Power, LLC, East Dundee, Illinois

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Rocky Road Power, LLC
Address:	Attn: Business Manager
1000 Louisiana, Suite 5800
Houston, TX 77002
Location:	1221 Power Drive
East Dundee, IL 60118
Facility:	330 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of Rocky Road Power, LLC, a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of RRP Company, a Delaware corporation and DPC Colombia-Opon Power Resources Company, a Delaware corporation. RRP Company owns 99% directly of Termo Santander Holding, LLC, a Delaware limited liability company and DPC Colombia-Opon Power Resources Company owns 1% directly of Termo Santander Holding, LLC. Termo Santander Holding, LLC owns 50% directly of Rocky Road Power, LLC.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $83,059,065
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $28,468
Earnings:	Approximately US $6,036,455

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

The EWG entered into a Business Management Agreement with Dynegy Power Management Services, L.P. dated May 24, 1999 to receive certain business management services in exercising the day-to-day management and control of the EWG’s affairs and business, as amended by the First Amended and Restated Business Management Agreement dated September 24, 1999 and by the First Amendment to the First Amended and Restated Business Management Agreement dated November 15, 1999, for a certain fee determined for pre-commercial operation date compensation and reimbursement and a second fee for post-commercial operations in a fixed amount per year, seasonally adjusted based upon a gross domestic product price adjustment index. The EWG entered into an Asset Purchase Agreement with Dynegy Engineering, Inc. dated May 24, 1999 to purchase all the contracts that are required in connection with the engineering, procurement and construction of the EWG’s natural gas- fired power generation facility at a fixed purchase price. The EWG entered into an Asset Purchase Agreement with Termo Santander Holding Ltd. dated May 24, 1999 to purchase two natural-gas turbines for installation at the EWG’s natural gas-fired power generation facility for a fixed purchase price. The EWG entered into an EPC Management Services Agreement with Dynegy Engineering, Inc. dated May 24, 1999 to manage the engineering, procurement, and construction of EWG’s natural gas-fired power generation facility for a cost-based purchase price. The EWG entered into an Energy Management Agreement with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc., dated September 27, 1999 for wholesale energy management and marketing services, as amended by Amended and Restated Energy Management Agreement dated November 17, 1999 for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into an Operation and Maintenance Agreement with Dynegy Operating Company effective October 12, 1999 to receive services for operating, maintaining and providing scheduled maintenance and inspections for the Facility, as amended by the First Amended and Restated Operation and Maintenance Agreement dated November 18, 1999, for a fixed monthly fee and a performance bonus, reviewed and adjusted on an annual basis.

The EWG entered into a Power Purchase Agreement with Electric Clearinghouse, Inc. (now known as Dynegy Power Marketing, Inc.) dated May 24, 1999 for the sale and purchase of power on a firm basis, for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas with Dynegy Marketing and Trade dated July 1, 1999, which provides for the purchase and sale of gas on a firm or interruptible basis. The EWG entered into an ISDA Master Agreement with Dynegy Marketing and Trade dated September 1, 1999, regarding the management and exchange of electrical energy and natural gas trading risk, the revenues of which are subject to variance and may be negative or positive.

4.18	Rolling Hills Generating, L.L.C., Wilkesville, Ohio

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Rolling Hills Generating, L.L.C.

Address:	Attn: Business Manager
1000 Louisiana, Suite 5800
Houston, TX 77002
Location:	43111 State Route 160
Wilkesville, OH 45695
Facility:	825 MW (nominal) natural gas fired peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Rolling Hills Generating, L.L.C., a Delaware limited liability company. Claimant owns 100% directly of BG Holdings, Inc., a Delaware corporation. BG Holdings, Inc. owns 25% directly and Claimant owns 75% directly of Dynegy Holdings Inc., a Delaware corporation. Dynegy Holdings Inc. owns 100% directly of Dynegy Power Corp., a Delaware corporation. Dynegy Power Corp. owns 100% directly of Rolling Hills Generation, Inc., a Delaware corporation. Rolling Hills Generation, Inc. owns 100% directly of Rolling Hills Generating, L.L.C.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $342,621,269
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $39,346,074
Earnings:	Approximately US $2,295,983

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

The EWG entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas with Dynegy Marketing and Trade dated February 1, 2002, which provides for the purchase and sale of gas on a firm or interruptible basis. The EWG entered into a Master Power Purchase and Sale Agreement with Dynegy Power Marketing, Inc. dated February 1, 2002, which provides for the purchase and sale of electric capacity, energy or other form of energy on a firm or interruptible basis. The EWG entered into an Energy Management Agreement dated July 15, 2002 with Dynegy Marketing and Trade and Dynegy Power Marketing, Inc. regarding wholesale management and marketing of electrical energy and natural gas services for fees which vary monthly based on the amount of energy and volume of gas managed. The EWG entered into a Long-Term Maintenance and Parts Agreement dated July 15, 2002 with Dynegy Parts and Technical Services, Inc. regarding the purchase and sale of certain parts and services at negotiated prices. The EWG entered into an Operation and Maintenance Agreement dated July 15, 2002 with Dynegy Operating Company, to receive services for operating, repairing and maintaining the facility for a fee. The EWG entered into an Administrative Services Agreement with Dynegy Power Management Services, L.P. on July 15, 2002 for business management and accounting services for a fee.

Illinova Generating

4.19	Electric Energy, Inc., Joppa, Illinois

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Electric Energy, Inc.
Address:	2100 Portland Road
P.O. Box 165
Joppa, IL 62953
Location:	2100 Portland Road
Joppa, IL 62953
Facility:	1,086 MW (nominal) coal-fired generating facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 20% indirectly of Electric Energy, Inc, an Illinois corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 20% directly of Electric Energy, Inc.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $75,645,747
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $312,130
Earnings:	Approximately US $3,525,175

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

None

4.20 IGC/ERI Pan-Am Thermal Generating Limited, Cayman Islands

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	IGC/ERI Pan-Am Thermal Generating Limited
Address:	c/o Maples and Calder
Ugland House, P.O. Box 309
South Church Street, George Town
Grand Cayman, Cayman Islands
Location:	Chorrera, Panama
Facility:	96 MW (nominal) heavy fuel oil-fired diesel engine generating plant

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 50% indirectly of IGC/ERI Pan-Am Thermal Generating Limited, a Cayman Island exempted company with limited liability (with a branch in Panama). Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC Chorrera, LLC, a Cayman Island limited liability company. IGC Chorrera, LLC owns 50% directly of IGC/ERI Pan-Am Thermal Generating Limited.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $44,296,315
Guarantee:	None
Other Obligations:	Approximately US $5,400,000 (letters of credit)

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $92,772
Earnings:	Approximately US $1,768,948

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered utility or goods sold and fees or revenues under such agreement(s):

None

4.21	Midwest Electric Power, Inc., Joppa, Illinois

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of EWG:	Midwest Electric Power, Inc.
Address:	2100 Portland Road
P.O. Box 165
Joppa, IL 62953
Location:	2100 Portland Road
Joppa, IL 62953
Facility:	186 MW (nominal) natural gas peaking facility

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 20% indirectly of Midwest Electric Power, Inc, an Illinois corporation. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 20% directly of Electric Energy, Inc., an Illinois corporation. Electric Energy, Inc. owns 100% directly of Midwest Electric Power, Inc.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Financial information not available, as this entity’s results are consolidated with the results of Electric Energy, Inc., Joppa, Illinois. (See 4.19 above)

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Financial information not available, as this entity’s results are consolidated with the results of Electric Energy, Inc., Joppa, Illinois.

E.	Identify any service, sales or construction contracts between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreements:

Claimant has an agreement to purchase its proportionate share (20%) of power generated by the two gas-fired turbines. The related agreement includes the payment of a monthly demand charge.

4.22	Plantas Eolicas S. de R.L., Costa Rica

A.	Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas:

Name of FUCo:	Plantas Eolicas S. de R.L.
Address:	29th Street, 3rd and 5th Avenues
San Jose, Costa Rica
Location:	Tilaran, Costa Rica
Facility:	20 MW (nominal) wind-powered generating plant

B.	Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held:

Claimant owns 100% indirectly of Plantas Eolicas S. de R.L., a Costa Rican limitada. Claimant owns 100% directly of Illinova Corporation, an Illinois corporation. Illinova Corporation owns 100% directly of Illinova Generating Company, an Illinois corporation. Illinova Generating Company owns 100% directly of IGC Global, Inc., a Cayman Island exempted company with limited liability. IGC Global, Inc. owns 100% directly of IGC International, Inc., a Cayman Island exempted company with limited liability. IGC International, Inc. owns 100% directly of IGC (Wind) LLC, a Cayman Island limited liability company. IGC (Wind) LLC owns 65% directly and 35% indirectly of Plantas Eolicas S. de R.L. IGC (Wind) LLC owns 99% directly and 1% indirectly of Generacion Eolica, Ltda., a Costa Rican limitada. IGC (Wind) LLC owns 100% directly of Generacion Eolica Trust, a Costa Rican Trust. Generacio Eolica Trust owns 1% directly of Generacion Eolica, Ltda. Generacion Eolica, Ltda. owns 35% directly of Plantas Eolicas S. de R.L.

C.	Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company:

Capital Invested:	Approximately US $19,474,870
Guarantee:	None
Other Obligations:	None

D.	Capitalization and earnings of the EWG or foreign utility company during the reporting period:

Capitalization:	Approximately US $2,222,643
Earnings:	Approximately US $(1,849,668)

E.	Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s):

None

The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 2004.

                                DYNEGY INC.

By:	/s/ J. KEVIN BLODGETT
Name: J. Kevin Blodgett
Title: Secretary

                            CORPORATE SEAL

Attest:

By:	/s/ GERALD W. CLANTON
Name:	Gerald W. Clanton
Title:	Assistant Secretary

Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

Carol F. Graebner

Dynegy Inc.

Executive Vice President and General Counsel

1000 Louisiana, Suite 5800

Houston, Texas 77002

EXHIBIT A

A Consolidating Statement Of Income And Surplus Of The Claimant And Its Subsidiary Companies As Of The Close Of Such Calendar Year, Together With A Consolidating Balance Sheet Of Claimant And Its Subsidiaries As Of The Close Of Such Calendar Year.

Exhibit A has been filed confidentially with the Securities and Exchange Commission pursuant to Rule 104 and Rule 101 of Regulation S-T, 17 C.F.R. section 232.101(c) (2003). Consolidating financial statements generally have not been provided for (a) holding companies, (b) companies in which the Claimant does not have a controlling interest and (c) companies that are dormant or otherwise conducted no substantive business operations in 2003.

EXHIBIT B

An organizational chart showing the relationship of each EWG or foreign utility company to associated companies in the holding company system.

Claimant owns

A.	100% BG Holdings, Inc., which owns

25% Dynegy Holdings Inc.

B.	75% Dynegy Holdings Inc., which owns

1.	100% Dynegy Catlin Member, Inc., which owns

(a)	100% Dynegy Midwest Generation, Inc.

2.	100% of DPC II, which owns

(a)	50% WPC (Generation) Holdings LLC, which owns

(i)	100% West Coast Power LLC, which owns

(A)	100% Cabrillo Power I LLC;

(B)	100% Cabrillo Power II LLC;

(C)	100% El Segundo Power, LLC; and

(D)	100% Long Beach Generation LLC

3.	100% Dynegy Power Corp., which owns

(a)	100% James River Energy Corp., which owns

(i)	50% Commonwealth Atlantic Limited Partnership

(b)	100% Hartwell Independent Power Partners, Inc., which owns

(i)	1% Hartwell Energy Limited Partnership

(c)	100% Hart County IPP, Inc., which owns

(i)	49% Hartwell Energy Limited Partnership

(d)	100% Hartwell Power Company, which owns

(i)	De minimus Hartwell Energy Limited Partnership

(e)	100% RRP Company, which owns

(i)	99% Termo Santander Holding, L.L.C., which owns

(A)	50% Rocky Road Power, LLC

(f)	100% DPC Colombia-Opon Power Resources Company, which owns

(i)	1% Termo Santander Holding, L.L.C., which owns

(A)	50% Rocky Road Power, LLC

(g)	100% Georgia Mercantile Power, Inc., which owns

(i)	100% Heard County Power, L.L.C.

(h)	100% Dry Creek Power, Inc., which owns

(i)	100% Rockingham Power, L.L.C.

(i)	100% Calcasieu Power, Inc., which owns

(i)	99% Calcasieu Power, LLC

(j)	100% Parish Power, Inc., which owns

(i)	1% Calcasieu Power, LLC

(k)	100% Riverside Generation, Inc., which owns

(i)	100% Riverside Generating Company, L.L.C.

(l)	100% Bluegrass Generation, Inc., which owns

(i)	100% Bluegrass Generation Company, L.L.C.

(m)	100% Foothills Generation, Inc., which owns

(i)	100% Foothills Generating, L.L.C.

(n)	100% Rolling Hills Generation, Inc., which owns

(i)	100% Rolling Hills Generating, L.L.C.

(o)	100% Dynegy Renaissance Power, Inc., which owns

(i)	100% Renaissance Power, L.L.C.

(p)	100% Dynegy Northeast Generation, Inc., which owns

(i)	100% Hudson Power, L.L.C., which owns

(A)	100% Dynegy Danskammer, L.L.C.

(B)	100% Dynegy Roseton, L.L.C.

C.	100% Illinova Corporation which owns

1.	100% Illinova Generating Company, which owns

(a)	20% of Electric Energy, Inc., which owns

(i)	100% Midwest Electric Power, Inc.

(b)	100% of IGC Global, Inc., which owns

(i)	100% IGC International, Inc., which owns

(A)	100% IGC Chorrera, LLC, which owns

(I)	50% IGC/ERI Pan-AM Thermal Generating Limited

(B)	100% IGC (Wind), LLC, which owns

(I)	65% Plantas Eolicas S de R. L.

(II)	100% Generacion Eolica Trust, which owns

1% Generacion Eolica, Ltda., which owns

35% of Plantas Eolicas S. de R. L.

(III)	99% Generacion Eolica, Ltda., which owns

35% of Plantas Eolicas S. de R. L.

APPENDIX I

Claimant

Name:	Dynegy Inc.
State of Organization:	Illinois
Location:	1000 Louisiana, Suite 5800
Houston, TX 77002
Nature of business:	An exempt public utility holding company

Subsidiaries

Unless otherwise noted below, the location of all subsidiaries is 1000 Louisiana, Suite 5800, Houston, TX 77002

Name:	BG Holdings, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 228 shares of common stock of Dynegy Holdings Inc. at $1.00 per share

Name:	Dynegy Holdings Inc.
State of Organization:	Delaware
Nature of business:	Holding company of energy production, processing and marketing companies with no public utility assets and no public utility subsidiaries or affiliates as defined under the Act

Name:	Dynegy Power Corp.
State of Organization:	Delaware
Nature of business:	Holding company of various generation project companies (QFs and EWGs); also provides services (e.g., administrative, operations, and maintenance) to these project companies

Name:	Black Mountain CoGen, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds a 50% interest in Nevada Cogeneration Associates #2

Name:	Nevada Cogeneration Associates #2
State of Organization:	Utah (General Partnership)
Nature of business:	General partnership in which the Claimant holds an indirect 50% interest; owns power generation facilities (QF) selling at wholesale

Name:	Bluegrass Generation, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Bluegrass Generation Company, L.L.C. (initial capital contribution of $1,000)

Name:	Calcasieu Power, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds a 99% member interest in Calcasieu Power, LLC.

Name:	Parish Power, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds a 1% member interest in Calcasieu Power, LLC.

Name:	Delta CoGen, Inc.
State of Organization:	Delaware
Nature of business:	Dormant

Name:	DPC Power Resources Holding Company
State of Organization:	Delaware
Nature of business:	Dormant

Name:	Dry Creek Power, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Rockingham Power, L.L.C.

Name:	Dynegy Asset Management Inc.
State of Organization:	Delaware
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Connect Asset Management Inc.
State of Organization:	Delaware
Nature of business:	Dormant; no substantive business operations in 2003

Name:	DTIP I, Inc.
State of Organization:	Delaware
Nature of business:	Dormant

Name:	Pecan Grove Generating Inc.
State of Organization:	Delaware
Nature of business:	Holding Company; holds 100% of member interest in Pecan Grove Generating LLC; no substantive business operations in 2003

Name:	Dynegy Brazil, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 50% ownership interest in Destec de Brasil, Ltda.

Name:	Dynegy South America Development, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 50% ownership interest in Destec de Brasil, Ltda.

Name:	Destec de Brasil, Ltda.
State of Organization:	Brazil (limited liability company)
Location:	1255 Nacoes Unidas, Avenue 17th Floor, World Trade Center
04578- 903 Sao Paulo, SP
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Latin America, Inc.
State of Organization:	Delaware
Nature of business:	Formed to be a holding company for potential Latin American business activities

Name:	Dynegy Oasis Energy, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Oasis Energy, L.L.C.
(initial capital contribution of $1,000)

Name:	Oasis Energy, L.L.C.
State of Organization:	Delaware
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Power Development Company
State of Organization:	Delaware
Nature of business:	Entity formed to do front-end development activities for generation projects; no substantive business operations in 2003

Name:	Dynegy Power Holdings, Inc.
State of Organization:	Delaware
Nature of business:	Holding company for one generation project lessee company (QF), and other companies providing various services (e.g., administrative, operating, maintenance and engineering) for generation projects

Name:	Dynegy Power Investments, Inc.
State of Organization:	Delaware
Nature of business:	No substantive business operations in 2003.

Name:	Dynegy Power Services, Inc.
State of Organization:	Delaware
Nature of business:	Engaged in business of marketing wholesale power

Name:	Dynegy Power Nevada, Inc.
State of Organization:	Delaware
Nature of business:	Dormant

Name:	Dynegy Cabrillo II, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant limited liability company in which the Claimant owns an indirect 50% interest.

Name:	El Segundo Power II, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant limited liability company in which the Claimant owns an indirect 50% interest.

Name:	Blue Ridge Generation Inc.
State of Organization:	Delaware
Nature of business:	Holding Company; holds 100% of member interests in Blue Ridge Generation LLC (initial capital contribution of $1,000)

Name:	Blue Ridge Generation LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Formed to engage in business of developing and owning potential power generation facilities (EWG)/selling power at wholesale; no substantive business operations in 2003

Name:	Palmetto Power, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Formed for potential wholesale power project; no substantive business operations in 2003

Name:	Gasification Services, Inc.
State of Organization:	Delaware
Nature of business:	Provides gasification services; no substantive business operations in 2003 (assets sold in 1999)

Name:	Georgia Mercantile Power, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Heard County Power, L.L.C. (initial capital contribution of $1,000)

Name:	Hart County IPP, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 49% limited partner interest in Hartwell Energy Limited Partnership

Name:	Hartwell Independent Power Partners, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 1% general partner interest in Hartwell Energy Limited Partnership

Name:	Hartwell Power Company
State of Organization:	Delaware
Nature of business:	Holding company; holds de minimis limited partner interest in Hartwell Energy Limited Partnership

Name:	James River Energy Corp.
State of Organization:	Virginia
Nature of business:	Holding company; holds 50% limited partner interest in Atlantic Limited Partnership

Name:	Michigan CoGen, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 49% limited partner interest in Michigan Power Limited Partnership

Name:	Michigan Power Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 1% general partner interest in Michigan Power Limited Partnership

Name:	Michigan Power Holdings, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds de minimis limited partner interest in Michigan Power Limited Partnership

Name:	Michigan Power Limited Partnership
State of Organization:	Michigan (limited partnership)
Nature of business:	Limited Partnership in which the Claimant has a 50% indirect ownership interest; owns power generation facilities (QF) selling at wholesale

Name:	OCG CoGen, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 1% general partner interest in Oyster Creek Limited Partnership

Name:	Oyster Creek CoGen, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 49% limited partner interest in Oyster Creek Limited Partnership

Name:	Oyster Creek Limited Partnership
State of Organization:	Texas (limited partnership)
Nature of business:	Limited partnership in which the Claimant has a 50% indirect ownership interest; owns power generation facilities (QF) selling at wholesale

Name:	Port Arthur CoGen, Inc.
State of Organization:	Delaware
Nature of business:	Holder of 2.5% limited partner interest in former owner of a power generation facility (assets sold in 2001)

Name:	CoGen Power, L.P.
State of Organization:	Delaware (limited partnership)
Nature of business:	Former owner of power generation facilities (QF) selling at wholesale (assets sold in 2001)

Name:	RRP Company
State of Organization:	Delaware
Nature of business:	Holding company; holds 99% of member interests in Termo Santander Holding, L.L.C.

Name:	DPC Colombia - Opon Power Resources Company
State of Organization:	Delaware
Nature of business:	Holding company; holds 1% of member interests in Termo Santander Holding, L.L.C.

Name:	Termo Santander Holding, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 50% of member interests in each of Termo Santander Holding (Alpha), L.L.C. and Rocky Road Power, LLC

Name:	Termo Santander Holding (Alpha), L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Limited liability company in which the Claimant has a 50% indirect interest

Name:	Riverside Generation, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Riverside Generating Company, L.L.C. (initial capital contribution of $1,000)

Name:	WCP (Generation) Holdings LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company in which the Claimant has a 50% indirect interest; holds 100% of member interests in West Coast Power, LLC

Name:	West Coast Power LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Limited liability company in which the Claimant has a 50% indirect interest; holds interest in owners of generation facilities (EWG) selling at wholesale

Name:	Foothills Generation, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Foothills Generating, LLC (initial capital contribution of $1,000)

Name:	Rolling Hills Generation, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Rolling Hills Generating, L.L.C. (initial capital contribution of $1,000)

Name:	Dynegy Renaissance Power, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Renaissance Power, L.L.C. (initial capital contribution of $1,000)

Name:	Dynegy Northeast Generation, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Hudson Power, L.L.C. and provides administrative services for Dynegy Danskammer, LLC and Dynegy Roseton, LLC, owners of wholesale generation facilities

Name:	Hudson Power, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 100% of member interests in Dynegy Danskammer, LLC, Dynegy Roseton, LLC and Dynegy Hudson Power Retail, L.L.C. (in each case for an initial capital contribution of $1,000)

Name:	Dynegy Hudson Power Retail, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Formed for regulatory purposes to engage in limited retail power sales to Central Hudson Gas & Electric Corp.; no substantive business operations in 2003

Name:	Magnolia Generation, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Magnolia Generating, L.L.C. (initial capital contribution of $1,000)

Name:	Magnolia Generating, L.L.C.
State of Organization:	Delaware
Nature of business:	Created to develop and own potential wholesale power project; no substantive business operations in 2003

Name:	Liberty Bell Power, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Liberty Bell Power, LLC (initial capital contribution of $1,000)

Name:	Liberty Bell Power, LLC
State of Organization:	Delaware (limited liability company
Nature of business:	Created to enter into a real estate transaction in Pennsylvania for a potential wholesale power project; no substantive business operations in 2003

Name:	Dynegy Southwest Generation, Inc.
State of Organization:	Delaware
Nature of business:	Former holding company; direct and indirect subsidiaries dissolved in 2003; no substantive business operations in 2003

Name:	Renaissance Pipeline, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Renaissance Pipeline Company, L.L.C. (initial capital contribution of $1,000)

Name:	Renaissance Pipeline Company, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Formed to own gas pipelines, telecommunications equipment and related appurtances and real property rights; no substantive business operations in 2003

Name:	Oak Glen Power, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of member interests in Oak Glen Power LLC (initial capital contribution of $1,000)

Name:	Oak Glen Power LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Formed to develop and own potential wholesale power project; no substantive business operations in 2003

Name:	Dynegy Global Energy, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds interests in various entities engaged in oil and gas activities around the world

Name:	3020373 Nova Scotia Company
State of Organization:	Nova Scotia ULC
Nature of business:	Holding company; holds 00.1% interest in Dynegy Canada Limited Partnership

Name:	3020372 Nova Scotia Company
State of Organization:	Nova Scotia ULC
Nature of business:	Holding company; holds 99.9% interest in Dynegy Canada Limited Partnership

Name:	Dynegy Canada Limited Partnership
State of Organization:	Alberta
Nature of business:	Formed to finance asset acquisitions in Canada; no substantive business operations in 2003

Name:	Dynegy Dutch Holdings B.V.
State of Organization:	Netherlands corporation
Location:	Weena, 336, 3012 NJ Rotterdam The Netherlands
Nature of business:	Holding company; holds interests in various entities engaged in oil and gas activities around the world

Name:	Dynegy Nederland B.V.
State of Organization:	Netherlands corporation
Location:	Weena, 336, 3012 NJ Rotterdam The Netherlands
Nature of business:	Holding company; holds interests in various entities engaged in oil and gas activities around the world

Name:	Dynegy Italia S.r.l.
State of Organization:	Italian limited liability company
Nature of business:	Development company in Italy

Name:	Dynegy Marketing and Trade Sarl
State of Organization:	Switzerland limited liability company
Nature of business:	International marketing and trading company

Name:	Dynegy Espana S.L.
State of Organization:	Spain Company
Nature of business:	Formed to engage in marketing and trading business in Spain; no substantive business operations in 2003

Name:	Dynegy Canada Inc.
State of Organization:	Alberta corporation
Nature of business:	Engaged in marketing and trading of natural gas, power, coal, emission allowances and the generation of electricity

Name:	Dynegy Canada Core Ltd.
State of Organization:	Alberta corporation
Nature of business:	Dormant

Name:	Dynegy Liquids (Canada), Ltd.
State of Organization:	Alberta corporation
Nature of business:	Formerly held certain of Claimant’s Canadian assets, which assets were sold in 2001

Name:	Dynegy Argentina, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; owns 1.4% of the stock of NGC Colombia S.A.; no substantive business operations in 2003

Name:	NGC Colombia, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; owns 1.2% of the stock of NGC Colombia S.A.

Name:	NGC Colombia S.A.
State of Organization:	Colombia corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Global Liquids, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds interests in entities that formerly conducted Dynegy’s international natural gas liquids business and 1.2% of the stock of NGC Colombia S.A.

Name:	Dynegy Cayman Holdings, Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Holding company; holds interests in entities that formerly conducted Dynegy’s international natural gas liquids business no substantive business operations in 2003

Name:	Dynegy Global Liquids (Cayman), Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Owns the Australian Unit Trust in the Townsville Project; no substantive business operations in 2003

Name:	Dynegy Cayman Colombia I, Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Holding company; owns 100% of the stock of Dynegy Cayman Colombia II, Inc.; no substantive business operations in 2003

Name:	Dynegy Cayman Colombia II, Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Cayman Colombia III, Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Cayman Colombia IV, Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Cayman Colombia V, Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dinamica Integral de Energia Holdings, Ltd.
State of Organization:	Cayman Islands corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Destec Labuan Holdings, Ltd.
State of Organization:	Malaysian corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Energy Infrastructure Overseas, Ltd.
State of Organization:	Republic of Mauritius
Nature of business:	Claimant holds an indirect 37.5% interest in this entity which holds a 100% interest in Energy Infrastructure (India), Ltd., an Indian corporation

Name:	Energy Infrastructure (India), Ltd.
State of Organization:	India
Nature of business:	Minority-interest entity formed in connection with a joint venture to develop an LPG retail operation in India

Name:	Dynegy Global Liquids (Bahrain), Ltd.
State of Organization:	Republic of Mauritius
Nature of business:	Formed in connection with a potential joint venture that was never completed; no substantive business operations in 2003

Name:	Dynegy Global Liquids (Indonesia), Ltd.
State of Organization:	Republic of Mauritius
Nature of business:	Holding company; holds a 1% interest in P.T. Dynegy Indonesia; no substantive business operations in 2003

Name:	Dynegy LPG Services, Ltd
State of Organization:	Republic of Mauritius
Nature of business:	Holding company; holds a 99% interest in P.T. Dynegy Indonesia; no substantive business operations in 2003

Name:	P.T. Dynegy Indonesia
State of Organization:	Republic of Indonesia
Nature of business:	Formed in relation to a potential joint venture in Indonesia which never materialized; no substantive business operations in 2003

Name:	Dynegy Mexico, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; owns 100% of the stock of Dynegy Mexico, S.A. de C.V. and 1.4% of the stock of NGC Colombia S.A.; no substantive business operations in 2003

Name:	Dynegy Mexico, S.A. de C.V.
State of Organization:	Mexico corporation
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Pty Limited
State of Organization:	Australian corporation
Location:	Level 17, 2 Chifley Square, Sydney, NSW 2000
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Holdings Limited
State of Organization:	UK Ltd. corp.
Nature of business:	Holding company; holds interests in entities conducting the Claimant’s UK energy operations

Name:	Dynegy Europe Limited
State of Organization:	UK limited corporation
Location:	England and Wales
Nature of business:	Holding company; holds interests in entities conducting the Claimant’s UK energy operations

Name:	Dynegy UK Limited
State of Organization:	UK limited corporation
Location:	First Floor, 4 Grosvenor Place London, England SW1X7HJ
Nature of business:	Dormant

Name:	Dynegy Global Finance Limited
State of Organization:	UK limited corporation
Nature of business:	Finance company in UK

Name:	Dynegy Norway Limited
State of Organization:	UL limited corporation
Location:	England and Wales
Nature of business:	Dormant

Name:	Dynegy Trading Services Limited
State of Organization:	UK ltd. corp.
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Investment Limited
State of Organization:	UK ltd. corp.
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Upper Holdings, LLC
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% of the membership interests of Dynegy Holding Company, LLC (no initial capital contribution)

Name:	Dynegy Holding Company, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds interests in various marketing and midstream services entities

Name:	DMS LP, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds interests in various marketing and midstream services entities

Name:	Dynegy Midstream G.P., Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds general partner interest in owner of natural gas processing facility

Name:	Dynegy Operating Partners L.P.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% interest in Dynegy DMS Holdings GP LLC and 96.6% interest in Dynegy DMS Holdings LP

Name:	Dynegy DMS Holdings GP LLC
State of Organization:	Delaware
Nature of business:	Holds 3.4% general partnership interest in Dynegy DMS Holdings LP; no substantive business operations in 2003

Name:	Dynegy DMS Holdings LP
State of Organization:	Delaware
Nature of business:	Formed in connection with potential master limited partnership transaction; no substantive business operations in 2003

Name:	Dynegy DEP GP LLC
State of Organization:	Delaware
Nature of business:	Holding company; holds a 2% general partnership interest in Dynegy Energy Partners L.P. and a 100% membership interest in Dynegy Operating GP LLC; no substantive business operations in 2003

Name:	Dynegy Operating GP LLC
State of Organization:	Delaware
Nature of business:	Formed in connection with potential master limited partnership transaction; no substantive business operations in 2003

Name:	Dynegy Energy Partners L.P.
State of Organization:	Delaware
Nature of business:	Formed in connection with potential master limited partnership transaction; no substantive business operations in 2003

Name:	Dynegy DEP LP LLC
State of Organization:	Delaware
Nature of business:	Formed in connection with potential master limited partnership transaction; no substantive business operations in 2003

Name:	Dynegy DMS GP LLC
State of Organization:	Delaware
Nature of business:	Formed in connection with potential master limited partnership transaction; no substantive business operations in 2003

Name:	Dynegy Power Marketing, Inc.
State of Organization:	Texas
Nature of business:	Engaged in wholesale power marketing business

Name:	Dynegy Midstream Services, Limited Partnership
State of Organization:	Delaware (limited partnership)
Nature of business:	Owns and operates natural gas processing facility; also holds interests in various natural gas processing and natural gas liquids entities

Name:	Venice Energy Services Company, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Limited liability company in which the Claimant has an indirect 22.8958% interest; owns and operates a natural gas processing, extraction, fractionation and storage facility located in Louisiana

Name:	Venice Gathering System, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Limited liability company in which the Claimant has an indirect 22.8958% interest; owns a pipeline system that supplies Venice Energy Services Company, L.L.C.

Name:	Versado Gas Processors, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Joint venture formed to pursue gas opportunities in New Mexico in which Claimant has an indirect 63% interest

Name:	Downstream Energy Ventures Co., L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds general partner interest in owner of a natural gas liquids fractionation facility

Name:	Cedar Bayou Fractionators, L.P.
State of Organization:	Delaware (limited partnership)
Nature of business:	Limited partnership in which the Claimant has an indirect 88% interest; engaged in providing fractionation services for third-party owned natural gas liquids

Name:	Midstream Barge Company, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Owns and leases barges used in natural gas liquids business

Name:	Dynegy Liquids G.P., L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 1% interest in Dynegy Liquids Marketing and Trade

Name:	Dynegy Liquids Marketing and Trade
State of Organization:	Delaware (general partnership)
Nature of business:	Purchases, sells and trades natural gas liquids and related products

Name:	Gulf Coast Fractionators
State of Organization:	Texas (general partnership)
Nature of business:	Partnership in which the Claimant has an indirect 38.75% interest; owns a fractionation facility located in Texas

Name:	Bradshaw Gathering System
State of Organization:	Texas (general partnership)
Nature of business:	Provides natural gas gathering services

Name:	Dynegy Regulated Holdings, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds interests in various entities engaged in the natural gas liquids business

Name:	Dynegy OPI, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy NGL Pipeline Company, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Owns interstate natural gas pipeline from Texas to Louisiana

Name:	Dynegy Intrastate Pipeline, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Owns intrastate natural gas pipeline in Texas

Name:	Warren Petroleum Company, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Hackberry LNG Supply, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant

Name:	Dynegy Energy Pipeline Company, LLC
State of Organization:	Delaware
Nature of business:	Formed to hold two regulated pipelines that have not yet been transferred; no substantive business operations in 2003

Name:	DMT Holdings, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds interests in various energy and investment companies

Name:	NGC Storage, Inc.
State of Organization:	Delaware
Nature of business:	Dormant

Name:	Natural Gas Clearinghouse, Inc.
State of Organization:	Delaware
Nature of business:	No substantive business operations in 2003

Name:	DGPI Inc.
State of Organization:	Delaware
Nature of business:	Contingent liability risk management company

Name:	Dynegy Gas Transportation, Inc.
State of Organization:	Delaware
Nature of business:	Nominal holder of transportation contracts; no substantive business operations in 2003

Name:	Dynegy Consulting Services, Inc.
State of Organization:	Delaware
Nature of business:	Provides consulting services to third parties and holds other interests

Name:	Dynegy Technology Capital Corp.
State of Organization:	Delaware
Nature of business:	Formed to make technology investments

Name:	Dynegydirect Inc.
State of Organization:	Delaware
Nature of business:	Nominal holder of certain rights relating to the Claimant’s former on-line trading portal; no substantive business operations in 2003

Name:	Dynegy Energy Services, Inc.
State of Organization:	Delaware
Nature of business:	Retail power marketer

Name:	Illinois Power Energy, Inc.
State of Organization:	Delaware
Nature of business:	Formed to perform retail power sales in Illinois; no substantive business operations in 2003

Name:	DEM GP, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 3% general partner interest in Dynegy Energy Marketing, LP

Name:	DEM LP, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 97% limited partner interest in Dynegy Energy Marketing, LP

Name:	Dynegy Energy Marketing, LP
State of Organization:	Delaware (limited partnership)
Nature of business:	Formed to sell electricity and related services to retail electricity customers

Name:	Dynegy Strategic Investments LP, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 99% limited partner interest in Dynegy Strategic Investments, LP (no initial capital contribution)

Name:	Dynegy Strategic Investments GP, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 1% general partner interest in Dynegy Strategic Investments, LP (no initial capital contribution)

Name:	Dynegy Strategic Investments, L.P.
State of Organization:	Delaware (limited partnership)
Nature of business:	Formed to invest in venture capital and third party opportunities; no substantive business operations in 2003

Name:	Dynegy Storage Technology and Services, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 99% limited partner interests in Dynegy Storage Technology and Services, L.P. (no initial capital contribution)

Name:	Dynegy Storage Technology and Services, GP, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 1% general partner interest in Dynegy Storage Technology and Services, L.P. (no initial capital contribution)

Name:	Dynegy Storage Technology and Services, L.P.
State of Organization:	Delaware (limited partnership)
Nature of business:	Formed to invest in venture capital and third party opportunities; no substantive business operations in 2003

Name:	DMT L.P., LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 97% limited partner interest in DMT Holdings, LP.

Name:	DMT G.P., LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 3% general partner interest in DMT Holdings, LP.

Name:	DMT Holdings, LP
State of Organization:	Delaware (limited partnership)
Nature of business:	Holding company; holds interests in various marketing and trading companies

Name:	Dynegy Broadband Marketing and Trade
State of Organization:	Delaware (general partnership)
Nature of business:	Dormant

Name:	Dynegy Marketing and Trade
State of Organization:	Colorado (general partnership)
Nature of business:	Engaged in marketing and trading of natural gas, power, coal, emission allowances and the generation of electricity

Name:	Dynegy Coal Trading & Transportation, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Arranges fuel supply for affiliated coal-fired generation facilities

Name:	Nicor Energy, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Limited liability company in which the Claimant has an indirect 50% interest; engaged in business of providing retail gas and electric services; substantially all contract rights sold in 2003; remaining business winding down

Name:	DMT Supply Holdings, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 100% of interests in DMT Supply Holdings Grantor Trust

Name:	Dynegy Supply Holdings Grantor Trust
State of Organization:	Delaware business trust
Nature of business:	Holding company; holds 99% limited partnership interest in DMT Supply, LP (no initial capital contribution).

Name:	DMT Supply, LLC
State of Organization:	Delaware
Nature of business:	Holding company; holds 1% general partnership interest in DMT Supply. LP

Name:	DMT Supply, LP
State of Organization:	Delaware (limited partnership)
Nature of business:	Entity formed to engage in natural gas delivery and operations

Name:	DMG Enterprises, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds 100% membership interest in Havana Dock Enterprises LLC

Name:	Havana Dock Enterprises, LLC
State of Organization:	Delaware
Nature of business:	Owns a coal transfer and handling facility; no substantive business operations in 2003

Name:	Dynegy GP Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds interests in various marketing and trading entities; no substantive business operations in 2003

Name:	Dynegy Administrative Services Company
State of Organization:	Delaware
Nature of business:	Holding company for contingent liability risk management companies

Name:	NIPC, Inc.
State of Organization:	Texas
Nature of business:	Contingent liability risk management company

Name:	Dynegy I.T., Inc.
State of Organization:	Delaware
Nature of business:	Nominal holder of various intellectual property licenses for different locations; no substantive business operations in 2003

Name:	DFS L.P., LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 97% limited partner interest in Dynegy Financial Services, LP (initial capital contribution of $970)

Name:	DFS General Parter, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company; holds 3% general partner interest in Dynegy Financial Services, LP (initial capital contribution of $30)

Name:	Dynegy Financial Services, LP
State of Organization:	Delaware (limited partnership)
Nature of business:	Provides cash collection, credit, and accounts receivables factoring services

Name:	Dynegy Catlin Member, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds indirect interests in Midwest power generation assets

Name:	Dynegy Midwest Generation, Inc.
State of Organization:	Delaware
Nature of business:	Owner of power generation facilities

Name:	Black Thunder Member, Inc.
State of Organization:	Delaware
Nature of business:	Project entity formed for the purpose of a structured financing transaction; no substantive business operations in 2003

Name:	MCTJ Holding Co., LLC
State of Organization:	Delaware
Nature of business:	Acquired in connection with acquisition of Northern Natural Gas Company, which was later sold; holds the stock NNGC Holding Co., LLC

Name:	NNGC Holding Co., LLC
State of Organization:	Delaware
Nature of business:	Dormant; no substantive business operations in 2003

Name:	CoGen Lyondell, Inc.
State of Organization:	Texas
Nature of business:	Owner of power generation facilities (QF) selling at wholesale

Name:	CEC Prime, Inc.
State of Organization:	Delaware
Nature of business:	Dormant

Name:	Dynegy Engineering, Inc.
State of Organization:	Texas
Nature of business:	Performs engineering work for Dynegy power generation project

Name:	Dynegy Management, Inc.
State of Organization:	Delaware
Nature of business:	Limited partner of entity providing business management services

Name:	Dynegy Services, Inc.
State of Organization:	Delaware
Nature of business:	General partner of entity providing business management services

Name:	Dynegy Power Management Services, L.P.
State of Organization:	Delaware (limited partnership)
Nature of business:	Provides business management services to generation facility owners which are owned wholly or jointly by Dynegy entities

Name:	Dynegy Operating Company
State of Organization:	Texas
Nature of business:	Performs operating and maintenance services for generation facilities which are owned wholly or jointly by Dynegy entities

Name:	Dynegy Power Management Services, Inc.
State of Organization:	Texas
Nature of business:	Provides administrative services to Dynegy entities

Name:	Dynegy Parts and Technical Services, Inc.
State of Organization:	Texas
Nature of business:	Provides parts and technical services relating to combustion turbines for Dynegy entities

Name:	Dynegy Power Project I, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Power Project II, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant; no substantive business operations in 2003

Name:	HEP CoGen, Inc.
State of Organization:	Texas
Nature of business:	Dormant

Name:	Northway CoGen, Inc.
State of Organization:	Texas
Nature of business:	Dormant

Name:	Dynegy Europe Communications Holdings, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds interests in various entities formerly engaged in global communications; no substantive business operations in 2003

Name:	Dynegy Europe Communications I, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company (1% general partner interest) in DEC Communications C.V. (initial capital contribution of 250 shares of Dynegy Europe Communications I B.V. (at one Euro per share) plus promissory note obligations of approximately 271,020 Pounds)

Name:	Dynegy Europe Communications II, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Holding company (1% general partner interest) in DEC Communications C.V. (initial capital contribution of 250 shares of Dynegy Europe Communications I B.V. (at one Euro per share) plus promissory note obligations of approximately 271,020 Pounds)

Name:	DEC Communications C.V.
State of Organization:	Netherlands
Nature of business:	Holding company; holds 100% of interests in Dynegy Europe Communications I B.V. (25,000 shares at one Euro per share)

Name:	Dynegy Europe Communications I B.V.
State of Organization:	Netherlands company
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Mantiss, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Formed to engage in international telecommunications business; no substantive business operations in 2003

Name:	Dynegy Communications Clearinghouse, Inc.
State of Organization:	Delaware
Nature of business:	Holding company; holds interests in various communications entities

Name:	Dynegy CLEC Communications (Virginia), Inc.
State of Organization:	Virginia
Nature of business:	Holds telecommunications license; no substantive business operations in 2003

Name:	Dynegy Government Services, Inc.
State of Organization:	Delaware
Nature of business:	Formed to enter into governmental contracts; no substantive business operations in 2003

Name:	Dynegy Voice Communications, Inc.
State of Organization:	Delaware
Nature of business:	Formed to enter into business related to voice communications; no substantive business operations in 2003

Name:	Illinova Corporation
State of Organization:	Illinois
Nature of business:	Public utility holding company (holds common stock and approximately 73% of the preferred stock of Illinois Power Company)

Name:	Illinova Generating Company
State of Organization:	Illinois
Nature of business:	Develops and operates independent power projects

Name:	IGC Grimes County, Inc.
State of Organization:	Illinois
Nature of business:	Dormant

Name:	IGC Grimes Frontier, Inc.
State of Organization:	Illinois
Nature of business:	Dormant

Name:	Illinova Resource Recovery, Inc.
State of Organization:	Illinois
Nature of business:	Dormant

Name:	IGC Krishnapatnam Company
State of Organization:	Illinois
Nature of business:	Dormant; no substantive business operations in 2003

Name:	IPG Ferndale, Inc.
State of Organization:	Illinois
Nature of business:	Dormant

Name:	IPG Paris, Inc.
State of Organization:	Illinois
Nature of business:	Holding company; holds 100% of stock in Charter Oak (Paris), Inc.

Name:	Charter Oak (Paris), Inc.
State of Organization:	Connecticut
Nature of business:	Dormant

Name:	COE (Gencoe) Corp.
State of Organization:	Connecticut
Nature of business:	Corporation in which the Claimant has an indirect 49% ownership interest; holds 20.1% interest in each of IGC (UK) Corp. and COE (UK) Corp.

Name:	IGC (UK) Corp.
State of Organization:	Delaware
Nature of business:	Dormant; no substantive business operations in 2003

Name:	COE (UK) Corp.
State of Organization:	Connecticut
Nature of business:	Dormant; no substantive business operations in 2003

Name:	IGC Maranon LLC
State of Organization:	Cayman Islands (limited liability company)
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company; holds interest in Maranon I, LLC and Maranon III, LLC; no substantive business operations in 2003

Name:	Maranon I, LLC
State of Organization:	Cayman Islands (limited liability company)
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company; holds interest in Maranon II, LLC; no substantive business operations in 2003

Name:	Maranon II, LLC
State of Organization:	Cayman Islands (limited liability company)
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Maranon III, LLC
State of Organization:	Cayman Islands (limited liability company)
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Dormant; no substantive business operations in 2003

Name:	IGC (Gencoe) Corp.
State of Organization:	Delaware
Nature of business:	Dormant; no substantive business operations in 2003

Name:	IGC Global, Inc.
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company; holds 100% of the interests in IGC International, Inc. (2,602.2 shares for a total investment of $29,440,197)

Name:	ECI Energy Ltd.
State of Organization:	Delaware
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Illinois Power Company
State of Organization:	Illinois
Nature of business:	Natural gas and electric utility company

Name:	IP Gas Supply Company
State of Organization:	Illinois
Nature of business:	Gas exploration company

Name:	Illinois Power Special Purpose Trust
State of Organization:	Delaware (business trust)
Nature of business:	A Delaware business trust whose sole owner is Illinois Power Securitization Limited Liability Company. Formed to issue Transitional Funding Trust Notes as allowed by the 1997 Electric Utility Transition Funding Law; special purpose entity whose results are consolidated with those of Illinois Power Company

Name:	Illinois Power Securitization Limited Liability Company
State of Organization:	Delaware
Nature of business:	Granted rights of intangible transition property created by Illinois Commerce Commission as part of the 1997 Electric Utility Transition Funding Law; special purpose entity whose results are consolidated with those of Illinois Power Company

Name:	Illinois Power Financing I
State of Organization:	Delaware (statutory business trust)
Nature of business:	Statutory business trust in which Illinois Power serves as a sponsor; dormant; no substantive business operations in 2003

Name:	Illinois Power Financing II
State of Organization:	Delaware (statutory business trust)
Nature of business:	Statutory business trust in which Illinois Power serves as a sponsor; dormant; no substantive business operations in 2003

Name:	Illinois Power Transmission Company, LLC
State of Organization:	Delaware (limited liability company)
Nature of business:	Dormant; no substantive business operations in 2003

Name:	Illinova Energy Partners, Inc.
State of Organization:	Delaware
Nature of business:	Markets energy and energy-related services in United States and Canada

Name:	Illinova Electric Partners, Inc.
State of Organization:	Illinois
Nature of business:	Dormant; no substantive business operations in 2003

Name:	EMC Gas Transmission Co.
State of Organization:	Oklahoma
Nature of business:	Engaged in retail sales of natural gas to customers in Michigan

Name:	Illinova Insurance Company
State of Organization:	Vermont
Nature of business:	Captive insurance company

Name:	Illinova Business Enterprises, Inc.
State of Organization:	Illinois
Nature of business:	Formed to engage in miscellaneous unregulated business activities; no substantive business operations in 2003

Name:	Dynegy Customer Care, L.L.C.
State of Organization:	Delaware (limited liability company)
Nature of business:	Formed to provide customer services to Illinois Power Company and others

Name:	IGC International, Inc.
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Grand Cayman, Cayman Islands, British West Indies
Nature of business:	Holding company

Name:	IGC International II, Inc.
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company

Name:	IGC (Wind) LLC
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company

Name:	Generacion Eolica Trust
State of Organization:	Costa Rica (Trust)
Nature of business:	Holding company; holds 1% interest in Generacion Eolica Ltda.; no substantive business operations in 2003

Name:	Generacion Eolica, Ltda.
State of Organization:	Costa Rica (limited liability company)
Nature of business:	Holding company; holds 35% interest in Plantas Eolicas S. de R.L.; no substantive business operations in 2003

Name:	Fuerza Electrica de Latinoamerica, LLC
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Dormant; no substantive business operations in 2003

Name:	IGC Chorrera, LLC
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company; holds 50% interest in owner of generation facilities in Panama (EWG)

Name:	IGC-ERI Pan-Am Thermal Generating, Ltd.
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company; holds interests in IGC-ERI Thermal Generating Finco, Ltd.; no substantive business operations in 2003

Name:	IGC Jamaica Partnership, LLC
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Holding company; holds 17.75% interest in Doctor Bird Power Company

Name:	Doctor Bird Power Company
State of Organization:	St. Lucia
Nature of business:	Holding company in which the Claimant has an indirect 17.75% interest; holds interests in international power project entity

Name:	IGC Uch, LLC
State of Organization:	Cayman Islands
Location:	c/o Maples and Calder, P.O. Box 309 Ugland House, South Church Street. George Town, Grand Cayman, Cayman Islands
Nature of business:	Dormant

Name:	Illinova ZJXC Company
State of Organization:	Mauritius
Location:	B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee, Port Louis, Mauritus
Nature of business:	Dormant

Name:	IGC Mauritius Holding Company, Ltd.
State of Organization:	Mauritius
Location:	B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee, Port Louis, Mauritus
Nature of business:	Holding company

Name:	IGC-STI Guna Company
State of Organization:	Mauritius
Location:	B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee, Port Louis, Mauritus
Nature of business:	Dormant

Name:	IGC Mauritius International Company
State of Organization:	Mauritius
Location:	B.C.M. (Secretaries) Ltd., 6th floor, Cerne House, Chaussee, Port Louis, Mauritus
Nature of business:	Dormant

Name:	DPC II Inc.
State of Organization:	Delaware
Nature of Business:	Holding company; holds indirect interest in various power generation assets.

Name:	WTLPS, LLC
State of Organization:	Delaware
Nature of Business:	Dormant; no substantive business operations in 2003

Name:	DES Northeast, Inc.
State of Organization:	Delaware
Nature of Business:	Formed to potentially acquire and operate a retail gas business; no substantive business operations in 2003

Name:	Chesapeake Power, Inc.
State of Organization:	New York
Nature of Business:	Dormant; no substantive business operations in 2003

Name:	Pecan Grove Generating LLC
State of Organization:	Delaware
Nature of Business:	Formed to develop and own potential wholesale power project; no substantive business operations in 2003.

Name:	Chickahominy Generating Company
State of Organization:	Delaware
Nature of Business:	Holding company; holds 100% of member interests in Chickahominy Power LLC; no substantive business operations in 2003

Name:	Chickahominy Power LLC
State of Organization:	Delaware
Nature of Business:	Formed to develop and own potential wholesale power project; no substantive business operations in 2003.

Name:	Baldwin Expansion Generating Corp.
State of Organization:	Delaware
Nature of Business:	Holding company; holds 100% of member interest in Baldwin Expansion LLC; no substantive business operations in 2003

Name:	Baldwin Expansion LLC
State of Organization:	Delaware
Nature of Business:	Formed to develop and own potential wholesale power project; no substantive business operations in 2003.

Name:	Florida Mercantile Power, Inc.
State of Organization:	Delaware
Nature of Business:	Holding company; holds 100% of member interest in Palmetto Power, L.L.C.; no substantive business operations in 2003

Name:	CoGen Power, Inc.
State of Organization:	Texas
Nature of Business:	Holding company; holds 97.5% general partner interest in former owner of a power generation facility (assets sold in 2001)

Name:	Dynegy Utility Services LLC
State of Organization:	Delaware
Nature of Business:	Formed to potentially provide operational expertise and services to utilities; no substantive business operations in 2003.

Name:	IGC Flores Loanco, LLC
State of Organization:	Cayman
Nature of Business:	Dormant; no substantive business operations in 2003

Name:	Dynegy Asia Communications (IDC) Limited
State of Organization:	Hong Kong
Nature of Business:	Holding company; holds 100% of the stock of Dynegy Communications (China) Limited; no substantive business operations in 2003

Name:	Dynegy Communications (China) Limited
State of Organization:	Mauritius
Nature of Business:	Holding company; holds 64% of the interest in Dynegy Network Technology Services (Beijing) Company; no substantive business operations in 2003

Name:	Dynegy Network Technology Services (Beijing) Company
State of Organization:	China
Location:	Room 1807-1809, The Exchange Beijing Tower No 2, South Road dongsanhuan, chaoyang Beijing 100022, China
Nature of Business:	Formed to engage in the business of providing customer care and data storage technology and services; no substantive business operations in 2003

Name:	Destec Energy PTE Ltd.
State of Organization:	Singapore
Nature of Business:	Dormant; formed to conduct research on, manage, and coordinate the development or acquisition of the electrical and thermal energy and synthetic natural gas business of Destec Energy, Inc. in the Asia Pacific region

END OF FILING